EXHIBIT 99.1


                                          January 14, 2000


Dear Kiewit Stockholder:

     As recently noted in the May issue of Kieways, our materials business has been undergoing a period of significant growth, resulting in a tenfold increase in revenues over the past half dozen years. To better enable the materials group management team to focus on their business and their growth strategy, among other reasons, we underwent an internal restructuring in early 1999, establishing Kiewit Materials Company and aligning all of the materials businesses under this new entity.

      The Board of Directors has recently been evaluating various other alternatives designed to maximize the potential of the materials business. The Board believes that a key element in achieving this goal is to establish a method to provide the materials group management and employees with a larger, direct stake in the materials business, thus more directly linking their performance and their financial returns with the separately measured results of operations of the materials business. To further achieve this objective, the Board is considering the distribution of the materials business to Kiewit shareholders in a tax-free spin-off.

     Although we are actively pursuing a proposed spin-off, there are various conditions that must be satisfied before it could be effected. First, we would need to obtain a ruling from the Internal Revenue Service as to the tax-free nature of the spin-off. Second, documents would have to be filed with, reviewed and approved by the Securities and Exchange Commission. Finally, the Board would have to give final approval to the spin-off. Consequently, there can be no assurance that a spin-off will occur.

     Because of these conditions, we would not expect that a spin-off could be effected until late in the second or third quarter
of  2000.   As  a result, we currently anticipate that  we  would
delay 2000 stock sales until later in the year.

      Because of SEC regulations, we are prevented from providing any further information at this time. When, and if, all of the foregoing conditions have been satisfied, you will be provided with more detailed information describing the spin-off.

                                           Sincerely,


                                           /s/ Kenneth E. Stinson
                                           Kenneth E. Stinson
                                           Chairman and CEO